CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Cardero Resource Corp.

We consent to the inclusion in this annual report on Form 40-F of:

- our auditors' report dated January 17, 2008 on the consolidated balance sheets of Cardero Resource Corp. (the "Company") as at October 31, 2007 and 2006 and the consolidated statements of operations, shareholders' equity and cash flows for each of the years ended October 31, 2007, 2006 and 2005.
- our Comments by Auditors for US Readers on Canada-US Reporting Differences, dated January 17, 2008.
- Our Report of Independent Registered Public Accounting Firm dated January 28, 2008 on the Company's internal control over financial reporting as of October 31, 2007,

each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended October 31, 2007.

"Smythe Ratcliffe LLP" (signed)

Chartered Accountants

Vancouver, British Columbia, Canada
January 29, 2008